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                                                                      EXHIBIT 10


                                Bank of America

                                                         Business Loan Agreement

This Agreement dated as of July 1, 2001, is between Bank of America, N.A. (the "Bank") and K-Swiss Inc. (the "Borrower").

1.     LINE OF CREDIT AMOUNT AND TERMS

1.1    Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Fifteen Million and 00/100 Dollars ($15,000,000.00).

(b) This is a revolving line of credit providing for cash advances, letters of credit and acceptances. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed and acceptances, to exceed the Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and July 1, 2003, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

1.3    Interest rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate minus 0.75 percentage point.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.4    Repayment Terms.

(a) The Borrower will pay interest on July 1, 2001, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)    the IBOR Rate plus 1.25 percentage points.

1.6    Letters of Credit.

(a)    This line of credit may be used for financing:

       (i) commercial letters of credit with a maximum maturity of 225 days but not to extend more than I80 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

       (ii)  standby letters of credit with a maximum maturity of 365 days.

       (iii) The amount of standby and commercial letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00). The total of the undrawn and the drawn and and unreimbursed amount of standby letters of credit outstanding at any on time may not exceed (A) Fifteen Million and 00/100 Dollars ($15,000,000) for letters of credit issued to support the Borrower's performance of obligations in connection with purchases of inventory and (B) Two Million and 00/100 Dollars ($2,000,000) for all other standby letters of credit.

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     (iv)  The following letters of credit are outstanding from the Bank for the account of the Borrower:

              Letter of Credit Number                            Amount
              -----------------------                            ------

              303xxxx                                     $1,000,000.00
              109xxxx                                     $   27,289.68
              109xxxx                                     $  723,370.76
              303xxxx                                     $1,000,000.00
              109xxxx                                     $   90,205.50
              109xxxx                                     $  109,535.82
              109xxxx                                     $   11,145.60
              109xxxx                                     $   33,149.94
              109xxxx                                     $   70,639.50
              109xxxx                                     $   21,255.00
              109xxxx                                     $2,353,502.30


     As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

(b)  The Borrower agrees:

     (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

     (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

     (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

     (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

     (v) to pay negotiation fees of the greater of two-tenths percent (0.20%) of the amount of each drawing or Seventy-Five Dollars ($75), and other fees at the times and in the amounts Bank advises Borrower from time to time as being generally applicable to commercial letters of credit issued by Bank, including without limitation, amendment, discrepancy, and cancellation fees.

     (vi) to pay the Bank a non-refundable fee equal to 1% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

     (vii) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

1.7 Acceptances. This line of credit up to a maximum face value outstanding of Fifteen Million and 00/100 Dollars ($15,000,000.00) may be used for financing acceptance transactions for a maximum tenor of 180 days but not to extend beyond the Expiration Date. The Borrower agrees:

(a) Each acceptance shall be in an amount not less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

(b) Any sum owed to Bank with respect to an acceptance created and discounted for Borrower's account which is not paid upon maturity thereof shall, at the option of the Bank in each instance, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(c) If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding acceptances.

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(d)  The issuance of any acceptance is subject to the Bank's express approval and must be in form and content satisfactory to the Bank.

(e)  To sign the Bank's standard form agreement for acceptances.

(f) To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges

(g) The discount for each draft shall be at the discount rate in effect on the date of such acceptance for prime acceptances of equal tenor. The commission for each draft shall be equal to:

     (i) one percent (1.0%) per annum of the face amount thereof for each acceptance greater than or equal to One Million Dollars ($1,000,000);

     (ii) one and one quarter percent (1.25%) per annum of the face amount for each acceptance greater than or equal to Five Hundred Thousand Dollars ($500,000) but less than One Million Dollars ($1,000,000);

     (iii) one and one half percent (1.5%) per annum of the face amount for each acceptance less than Five Hundred Thousand Dollars ($500,000);

     (iv) provided, however, that in no event shall the acceptance commission be less than Five Hundred Dollars ($500).

           The acceptance commission with respect to each acceptance shall be payable in full on the date of creation of such acceptance.

2. OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than 7 days but no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than the following:


        (i) for interest periods of 30 days or longer, Five Hundred Thousand Dollars ($500,000).

        (ii) for interest periods less than 30 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                    IBOR Rate =      IBOR Base Rate
                                     --------------
                                 (1.00 - Reserve Percentage)
        Where,

        (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

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       (ii)   "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

(g) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

       (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

       (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

3.   FEES AND EXPENSES

3.1   Fees.

(a) Unused commitment fee. The Borrower agrees to pay a fee on any difference between the Commitment and the sum of advances actually outstanding plus the face amount of letters of credit and acceptances actually outstanding under this Agreement, determined by the weighted average of the unused portion of credit that is available during the specified period. The fee will be calculated at 0.125% per year.

       This fee is due on October 1, 2001, and quarterly in arrears thereafter until the expiration of the availability period.

(b) Waiver fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

3.3 Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.  DISBURSEMENTS, PAYMENTS AND COSTS

 4.1 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

 (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

 (b) made for the account of the Bank's branch selected by the Bank from time to time;

 (c) made in immediately available funds, or such other type of funds selected by the Bank;

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(d)   evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.3   Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number xxxxx-xxxxx, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

44.   Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number xxxxx-xxxxx, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

      (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

      (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

            Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6 Additional Costs. The Borrower will reimburse the Bank, on written demand, for the Bank's costs or losses arising from any change in any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks, to the extent reasonably allocable to the Bank's loans to the Borrower hereunder; provided, however, that the Borrower shall not be required to make any payment to the Bank pursuant to this Section 4.6 which is attributable to any period of time occurring more than 180 days prior to the date the Bank provides such written demand to the Borrower. The costs include any increases in the following, to the extent reasonably allocable to the Bank's loans to the Borrower hereunder:

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(a)   any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

4.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.8 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.  CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 Governing Documents. A copy of the Borrower's articles of incorporation.

5.3 Guaranties. Guaranties signed by K-Swiss Sales Corp. and ERE Footwear LLC aka E.R.E. Footwear LLC, each in the amount of Fifteen Million Dollars ($15,000,000).

5.4 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.5 Other Items. Any other items that the Bank reasonably requires.

6.  REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or law and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or law.

6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to be licensed or in good standing would not have a material adverse effect on Borrower or its business or operations.

6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of December 31, 1999, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.

                                      -6-
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(b)   in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the business condition (financial or otherwise) of the Borrower (or any guarantor).

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending, or, to the knowledge of the Borrower, threatened, against the Borrower, which would reasonably be expected to materially adversely impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9 Other Obligations. The Borrower is not in default in any material respect on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.10 Tax Matters. Except as disclosed in the Borrower's financial statements, the Borrower has filed all tax returns and reports required to be filed and has paid all applicable taxes which are due and payable, except where such taxes are being contested in good faith and by appropriate proceedings and provision has been made, in accordance with generally accepted accounting principles, for eventual payment thereof if the same if found to be an obligation of Borrower.

6.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.    COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds. To use the proceeds of the credit only for working capital, issuance of letters of credit, and financing receivables and inventory.

7.2   Financial Information.    To provide the following financial information
and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, (i) the Borrower's consolidated financial statements for such year audited by a Certified Public Accountant acceptable to the Bank together with an opinion of such Certified Public Accountant which shall be unqualified except as to matters acceptable to the Bank, and (ii) Borrower's consolidating financial statements for such year, which may be company prepared.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c) Promptly after the receipt thereof by Borrower, copies of any detailed audit reports and management letters submitted to Borrower by independent accountants in connection with each annual or interim audit of the accounts of Borrower made by such accountants.

(d) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(e) Promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which Borrower shall have filed after the date hereof with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

(f) Promptly upon request of Bank, such other statements, lists of property and accounts, budgets, forecasts or reports as to Borrower as Bank may request.

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7.3    Quick Ratio. To maintain on a consolidated basis the difference between total current assets and inventories at least equal to one and one tenth (1.1) times total current liabilities.

For purposes of the foregoing calculation, the total of all advances outstanding at any one time under the revolving facility shall be a current liability.

7.4 Effective Tangible Net Worth. To maintain on a consolidated basis effective tangible net worth equal to at least the sum of the following:

(a)      Ninety Million Two Hundred Thousand Dollars ($90,200,000); plus

(b) the sum of 75% of net income after income taxes (without subtracting losses) earned in each fiscal year commencing after December 31, 2000 less the sum of purchases of treasury stock not to exceed an aggregate amount of Twenty Million Dollars ($20,000,000) for each fiscal year,

(c) provided that the sum of (a) and (b) above shall not be less than Ninety Million Two Hundred Thousand Dollars ($90,200,000) at any one time.

"Effective tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.5 Interest Coverage Ratio. To maintain on a consolidated basis an Interest Coverage Ratio at least 2:4:1.0.

"Interest Coverage Ratio" means the ratio of EBITDA to interest expense. "EBITDA" means the sum of net income before taxes, plus interest expense, depreciation and amortization. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

7.6 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank or any of its affiliates), or become liable for the liabilities of others, (other than with respect to liabilities owing to the Bank or any of its affiliates) without the Bank's written consent. This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c) Obtaining surety bonds and other undertakings in the usual course of business.

(d) Liabilities and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional purchase money indebtedness, including the present value of capital lease obligations, for the acquisition of fixed or capital assets, which does not exceed an aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year.

(f) Liabilities pursuant to any attachment or judgment not constituting an event of default.

(g) Unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law.

(h) Liabilities assumed or guaranteed in connection with the Borrower's acquisition (by purchase, merger, recapitalization or otherwise) of all or substantially all of the assets or equity interests of a third party.

(i)      Liabilities owing by the Borrower to any of its subsidiaries.

(j) Additional liabilities not to exceed One Million Dollars ($1,000,000) at any time outstanding.

(k) Refinancing of indebtedness described in subparagraph(s) (d), (e), (h) and (j) above.

7.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank or its affiliates.

(b) Liens for taxes, assessments or other governmental charges which are not delinquent or remain payable without penalty.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Mechanics', workmen's, materialmen's, carrier's, or other like liens arising in the ordinary and normal course of business with respect to obligations which are not yet due or which are being contested in good faith.

(e) Liens (other than any lien imposed by ERISA) incurred in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance or social security programs.

(f)      Any attachment or judgement lien not constituting an event of default.

(g) Purchase money security liens (including the interest of a lessor under a capital lease), if the total principal amount of debts secured by such liens does not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year.

(h) Easements, rights-of-way, leases, restrictions and other similar encumbrances incurred in the ordinary course of business.

(i) Liens assumed in connection with the Borrower's acquisition (by purchase, merger, recapitalization or otherwise) of all or substantially all of the assets or equity interests of a third party.

(j) Additional liens securing indebtedness not to exceed One Million Dollars ($1,000,000) at any time outstanding.

(k) The replacement, extension or renewal of any lien permitted hereunder upon or in the same property subject thereto.

7.8 Treasury Stock Purchase. Not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, in excess of Twenty Million Dollars ($20,000,000) in any one fiscal year.

7.9 Loans to Officers. Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing) in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate at any one time.

7.10 Loans and Investments. Not to have any existing, or make any new, loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)      existing investments in the Borrower's current subsidiaries.

(b) investments in and acquisitions of the Borrower's subsidiaries or joint ventures that do not exceed an aggregate amount of Ten Million Dollars ($10,000,000) in any one fiscal year, provided that Borrower has management and voting control of such entity(ies), and delivers to the Bank the guaranty of any such subsidiary or joint venture in which the aggregate of investments and advances is greater than Five Million Dollars ($5,000,000).

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)      investments in any of the following:

         (i) interest-bearing certificates of deposit issued by any commercial banking institution issuing short-term obligations rated at least Prime 1 by Moody's Investors Service ("Moody's"), or at least A-1 by Standard & Poor's Corporation ("S&P"), or at least F-1 by Fitch and organized under the laws of the United States or any state thereof;

         (ii) prime commercial paper rated at least Prime 1 by Moody's, or at least A-1 by S&P, or at least F-1 by Fitch;

         (iii) U.S. treasury bills and other direct obligations of the federal government;

(e) extensions of credit to Borrower's subsidiaries or joint ventures (not otherwise permitted under this paragraph) after the date of this Agreement that do not exceed an aggregate amount of Fifteen Million Dollars ($15,000,000) outstanding at any one time, provided that Borrower has management and voting control of such entity(ies).

(f) extensions of credit to Borrower's officers permitted in preceding paragraph.

7.11 Change of Management. Not to make any substantial change in its present executive or management personnel.

7.12 Paydown Period. To reduce the amount of advances outstanding under this Agreement to zero for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and July 1, 2002, and each subsequent one-year period (if any). For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

7.13   Notices to Bank. To promptly notify the Bank in writing of:

(a) any lawsuit against the Borrower (or any guarantor) in the amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are One Million and 00/100 Dollars ($1,000,000) or more in excess of any insurance coverage.

7.14   Books and Records. To maintain adequate books and records.

7.15 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.16 Compliance with Laws. To comply in all material respects with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.17 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has, except any such rights, privileges or franchises the loss of which would not be reasonably likely to have a material adverse effect on the Borrower's business.

7.18 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.19 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.20 General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

7.21 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)      liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture (except as permitted under Paragraph 7.21(g) of this Agreement), or a member of a limited liability company; provided, however that any subsidiary of Borrower may merge into any other subsidiary of Borrower or into Borrower as long as Borrower remains the surviving entity.

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(f) enter into any sale and leaseback agreement covering any of its fixed assets.

(g) acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt (except as permitted in Paragraph 7.10(b) of this Agreement).

7.22 ERISA Plans. Promptly during each year, to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.     HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

9.     DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 Failure to Pay. The Borrower fails to make a payment under this Agreement within 10 days after the date when due.

9.2 False Information. The Borrower (or any guarantor) has given the Bank false or misleading information or representations.

9.3 Bankruptcy. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

9.4 Receivers. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated, or any guarantor is liquidated or dissolved.

9.5 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower (or any guarantor) in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

9.6 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of established reserves in the case of that certain Internal Revenue Service tax assessment pending against the Borrower and disclosed to the Bank and One Million Dollars ($1,000,000) or more in excess of any insurance coverage or established reserves in all other cases.

9.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

9.8 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties, or ability to repay the credit since the date of the most recent financial statements submitted to Bank.

9.9 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate.

9.10 Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

9.11 Other Bank Agreements. The Borrower (or any guarantor) or any of the Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

9.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2   California Law. This Agreement is governed by California law.

10.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4   Arbitration

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d)      The arbitration shall be administered by J.A.M.S. and conducted in any
         U. S. state where real or tangible personal property, collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)      This paragraph does not limit the right of the Borrower or the Bank to:
         (i) exercise self-help remedies, such as but not limited to, setoff;
         (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

10.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title II, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.9 Indemnification. Except with respect to any matters caused by the Bank's gross negligence or willful misconduct, the Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

10.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.12 Prior Agreement Superseded. This Agreement supersedes the Credit Agreement entered into as of March 25, 1994 between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.                            K-Swiss Inc.


X /s/ Mariano F. Pastor                          X /s/ George Powlick
----------------------------------               -------------------------------

By: Mariano F. Pastor, Vice President            By: George Powlick, Vice
                                                     President and Director

Address where notices to the Bank are to be      Address for Notices:
 sent:

Greater Los Angeles Commercial Banking Office    31248 Oak Crest Drive
 #01459                                          Westlake Village, CA 91361
525 South Flower Street, Mezzanine
Los Angeles, CA 90071